Exhibit 10.56

AMERICAN INTERNATIONAL GROUP, INC.
2021 OMNIBUS INCENTIVE PLAN
RSU AWARD AGREEMENT
1.     Status of Award; Defined Terms. American International Group, Inc. (“AIG”) has awarded you restricted stock units (the “Award”) pursuant to the AIG 2021 Omnibus Incentive Plan (the “Plan”). This award agreement (“Award Agreement”), which sets forth the terms and conditions of your Award, is made pursuant to the Plan and this Award and Award Agreement are subject to the terms of the Plan. Capitalized terms not defined in this Award Agreement have the meanings ascribed to them in the Plan.
2.     Award.
(a) Award of RSUs. AIG hereby awards you the number of restricted stock units (“RSUs”) specified in Schedule A. You are also entitled to receive dividend equivalent rights in the form of cash in accordance with Section 2(b) below. Each RSU constitutes an unfunded and unsecured promise of AIG to deliver (or cause to be delivered) one share of AIG Common Stock (“Share”) in accordance with the Plan. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder, of AIG. Your RSUs will vest and be paid in accordance with the schedule specified in Schedule A, subject to your continued Employment through the vesting date set specified in Schedule A, subject to earlier vesting, forfeiture or termination as provided in Section 3 below. On any payment date, the number of Shares to be issued under this Award Agreement shall be rounded down to the nearest whole Share.
(b) Dividend Equivalents. If any cash dividend is declared on Shares with a record date that occurs during the period between the Date of Award specified in Schedule A (the “Grant Date”) and the date on which Shares are delivered to you with respect to the RSUs, you will accrue, with respect to each RSU granted hereunder, a Dividend Equivalent Unit (as defined below) in the form of additional RSUs. The number of Dividend Equivalent Units that you will accrue will be equal to (1) the cash dividend amount per Share times (2) the number of RSUs (including both the RSUs awarded at the Grant Date, and any RSUs accrued through the issuance of prior Dividend Equivalent Units under this Award Agreement) divided by the Fair Market Value of one Share on the applicable dividend record date. Dividend Equivalent Units will vest and be settled in cash at the same time, and subject to the same terms and conditions, as the RSUs. For purposes of this Award Agreement, a “Dividend Equivalent Unit” is the unfunded and unsecured promise of AIG to settle, at the time set forth in this Section 2(b), in cash the additional RSUs that accrued from cash dividends that were declared for AIG shareholders pursuant to this Section 2(b).
3.    Termination of Employment; Change in Control.
(a) Termination Generally. Except as otherwise provided in this Section 3, if your Employment is terminated for any reason, then any unvested RSUs shall immediately terminate and be forfeited.

(b) Without Cause, Good Reason, Death or Disability. Subject to Section 3(f), in the case of a termination of your Employment by AIG without Cause or due to your Disability, by you for Good Reason or due to your death (each as defined in the Employment Agreement entered into as of November 10, 2022, by and between AIG and you (your “Employment Agreement”)), the RSUs will immediately vest and be paid in full as promptly as administratively practicable following the termination date and no later than 60 days thereafter.
(c) Retirement. Subject to Section 3(f), in the case of a termination of your Employment upon Retirement (as defined in your Employment Agreement), the RSUs will immediately vest and be paid in full as promptly as administratively practicable following the termination date and no later than 60 days thereafter.
(d) Expiration of Employment Term. Subject to Section 3(f), in the case of a termination of your Employment upon expiration of the Employment Term (as defined in your Employment Agreement), the RSUs will immediately vest and be paid in full as promptly as administratively practicable following the termination date and no later than 60 days thereafter.
(e) Change in Control. In the event of a Change in Control, the provisions of Sections 3(b), 3(c) and 3(d) above will continue to apply following (and notwithstanding the occurrence of) such Change in Control.
(f) Release. The vesting of the RSUs and the delivery of Shares hereunder as described in Sections 3(b) through (d) above shall be conditioned on you delivering to AIG, and not revoking, a signed release of claims acceptable to AIG within fifty-five (55) days following the date of termination of your Employment; provided, however, that you will not be required to release any rights you have to be indemnified by AIG under your Employment Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event will the timing of your execution of the release, directly or indirectly, result in you designating the calendar year of the delivery of Shares hereunder, and, to the extent required by Section 409A, if such delivery of Shares could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to you in this Section 3(f) will refer to your representative or estate.
4.    Restrictive Covenants. You acknowledge and recognize the highly competitive nature of the businesses of the Company, and also acknowledge and recognize that Executive will have access to and become acquainted with confidential information of the Company, and accordingly agree that, as a condition to receipt of the Award, you shall continue to be bound by the terms of Sections 12 through 15 of your Employment Agreement (and any other confidentiality, non-competition, non-solicitation or similar restrictive covenants to which you may be subject) and that such terms shall be incorporated by reference as is set forth herein in full.
5.     Notice of Termination of Employment. Except where local law prohibits enforcement, you agree that if you voluntarily terminate your Employment without Good Reason or if you terminate your Employment upon your Retirement (each as defined under your Employment Agreement), you will give at least twelve (12) months’ written notice to the Company of your termination, which such notice will be provided in accordance with the terms of your Employment Agreement. This notice period provision supersedes any conflicting notice period provision contained in the award agreements governing your prior long-term incentive awards awarded under the Plan.

6.     Amendments.  The Committee will have the power to amend the Plan in any manner and at any time; provided, however, that no such amendment may be made, in the absence of your written consent, if the amendment is adverse to your rights with respect to the RSUs.
7.    Clawback/Repayment. Notwithstanding anything to the contrary contained herein, in consideration of the grant of this Award, you agree that you are a Covered Employee under the AIG Clawback Policy (as may be amended from time to time) with respect to this Award and any payments hereunder and, accordingly, this Award and any payments hereunder will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined that a Covered Event (as defined in such policy as in effect from time to time) has occurred.
8.    Tax Withholding.  The delivery of Shares under this Award is conditioned on your satisfaction of any applicable withholding taxes in accordance with, as applicable, Section 3.2 of the Plan, as amended from time to time, or such similar provision of any successor stock incentive plan.
9.    No Rights to Other Payments.  The provisions of this Agreement provide you no right or eligibility to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employee or group of employees of AIG or its subsidiaries.
10.    No Effect on Benefits.  The grant of this Award and the delivery of Shares hereunder will constitute a special discretionary incentive payment to you and will not be required to be taken into account in computing the amount of your salary or compensation for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of AIG or any of its subsidiaries or under any agreement between you and AIG, unless AIG or the subsidiary with which you are Employed specifically provides otherwise.
11.    Section 409A. This Award and Award Agreement is intended to be exempt from, or otherwise comply with, Section 409A and shall be interpreted, administered and construed to the maximum extent permitted by law in accordance with such intent.  The Committee will have full authority to give effect to the intent of this Section 11. If any payment or delivery to be made under this Award would be subject to the limitations in Section 409A(a)(2)(b) of the Code, the payment or delivery will be delayed until six (6) months after your separation from service (or earlier death) in accordance with the requirements of Section 409A. Each payment or delivery in respect of this Award will be treated as a separate payment or delivery for purposes of Section 409A.
12.    Waiver of Claims.  In consideration of your receipt of this Award, you expressly waive any right to contest the amount of this Award, the terms of this Agreement or the Plan, any determination, action or omission hereunder by the Committee or the Company or any amendment to the Plan, provided, however, that no such amendment may be made, in the absence of your written consent, if the amendment is adverse to your rights with respect to the RSUs.

13.    Entire Agreement. The Plan is incorporated herein by reference. This Award Agreement, the Plan, the personalized information in Schedule A, and such other documents as may be provided to you pursuant to this Award Agreement regarding any applicable service, performance or other vesting conditions and the size of your Award, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.
14.    Notices. Any notice or communication required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing (which may include an electronic writing) and addressed to the General Counsel of AIG at its principal corporate offices or, with respect to the acceptance of an Award, as specified in Schedule A or the Compensation Plan Grant Acceptance website. Any notice required to be given or delivered to you shall be in writing (including an electronic writing) and addressed to you at your Company email address or your home address on file in the Company’s payroll or personnel records. All notices shall be deemed to have been given or delivered upon: personal delivery; electronic delivery or three (3) business days after deposit in the United States mail by certified or registered mail (return receipt requested) or one (1) business day after deposit with any return receipt express courier (prepaid).
15.    Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
16.     Signatures. Execution of this Award Agreement by AIG and/or you may be in the form of an electronic, manual or similar signature, and such signature shall be treated as an original signature for all purposes.

Remainder of page left intentionally blank

IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Award specified in Schedule A.

AMERICAN INTERNATIONAL GROUP, INC.
/s/ Luciana Fato
By:	Luciana Fato
Title:	Executive Vice President, General Counsel and Global Head of Communications and Government Affairs

[Signature Page to RSU Award Agreement]

Schedule A
Long-Term Incentive Award (Special RSUs)

Recipient:	Peter Zaffino
Employee ID:	5281095
Date of Award:	November 10, 2022
RSUs:	864,902
Vesting:
The RSUs vest in full on November 10, 2027, subject to your continued employment through such date, but subject to early vesting to the extent set forth in Section 3 of the Award Agreement.
Payment/Delivery of Vested Shares:
As promptly as administratively practicable following vesting and no later than December 31, 2027, but subject to early payment to the extent set forth in Section 3 of the Award Agreement.

In order to be eligible to receive your Award, you must electronically consent to your Award Agreement on UBS One Source within 90 days of the receipt of this communication.  If you do not electronically consent to the Award Agreement within 90 days, AIG may forfeit your Award.